Exhibit (p)(2)

                                HARVEST ADVISORS

                                 CODE OF ETHICS

The following codes of ethics apply to all employees, their spouses, and dependents under the age of 21.

PERSONAL INVESTMENTS

1. The purchase of individual securities (including private placements) is expressly forbidden. This prohibition includes individual stocks, individual bonds, and/or any other security that is substantially tied to the performance of any single publicly traded company.

2. The purchase or sale of any commodity, options, or futures contract is expressly forbidden.

3. Mutual funds are excluded from these restrictions. Employees, their spouses, and dependents may invest in mutual funds without restrictions.

4. Employees, spouses, and dependents may not invest in any security, including mutual funds, in advance of clients of Harvest Advisors. This practice is commonly referred to as "front running." Employees, spouses, and dependents are allowed to buy the same funds as Harvest Advisors clients, but must do so simultaneously or after the client orders have been placed.

5. Employees are required to report all their securities transactions to Harvest Advisers. Accordingly, employees are required to have duplicate copies of all brokerage and mutual fund statements and trade confirmations sent to the President of Harvest Advisors.

6. All employees are required to comply with the reporting requirements of Rule 17j-1 under the Investment Company Act of 1940. These requirements include the filing of initial and annual holdings reports, as well as quarterly transaction reports, within the time periods specified in the rule. The President is required to monitor these reports for compliance and accuracy.

GIFTS

1. Employees, spouses, and dependents of Harvest Advisors are prohibited from accepting any gifts greater than $30 in retail value from any investment company, brokerage firm, or any other company that could or may benefit from doing business with Harvest Advisors. This exception is intended to exempt gifts that are commonly given during the holiday season.

2. In no case may an employee, spouse, or dependent accept any gift that may be construed as an inducement to gather Harvest Advisors' business or direct Harvest Advisors' investment decisions.

3.   Employees,   spouses,   and   dependents  may  not  accept  any  kickbacks,
     commissions, rebates, or remuneration of any kind from any company in which Harvest Advisors has, may, or is currently invested.